Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2009 SECOND QUARTER RESULTS

Salt Lake City, Utah, December 16, 2008: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2009 second quarter and six months ended November 30, 2008.

For the second quarter, Schiff Nutrition’s net sales were $47.3 million, compared to $39.5 million for the same period in fiscal 2008.  For its fiscal 2009 second quarter, Schiff Nutrition reported net income of $2.9 million, or $0.10 per diluted share.  This compares to fiscal 2008 second quarter net income of $2.8 million, or $0.10 per diluted share, which included an unusual pre-tax compensation charge of $657,000 associated with the declaration of a special dividend.

For the six months ended November 30, 2008, Schiff Nutrition’s net sales were $95.1 million, compared to $80.3 million for the same period in fiscal 2008.  For the first six months of fiscal 2009, Schiff Nutrition reported net income of $6.2 million, or $0.22 per diluted share.  This compares to $4.5 million, or $0.16 per diluted share, for the same period a year ago, which included an unusual pre-tax compensation charge of $3.7 million for the special dividend.

Bruce Wood, President and Chief Executive Officer, stated “We experienced a 19.6% increase in net sales in the second quarter, versus the year ago period.  This increase was driven by a substantial increase in our private label business, primarily resulting from the incremental new business acquired during the fiscal 2008 fourth quarter.  Our branded business also registered an increase during the quarter.  At the same time, gross profit and operating income increased modestly in absolute dollars versus the year ago quarter.  As expected however, the respective percentage margins decreased due to higher private label sales mix, marketing expenses and raw material costs.”

Wood added, “We continued to expand the distribution of our Schiff MegaRed® Krill Oil new product during the quarter and remained encouraged with MegaRed’s positive performance in our initial test customer.  Even in the tough general economic conditions, we remain profitable and financially strong.  We believe we have the resources to capitalize upon new growth opportunities that could enhance long term shareholder value, and we are optimistic about our prospects.”

Conference Call Information
Schiff Nutrition International will hold a conference call today, December 16 at 11 a.m. ET.  The U.S. domestic access number is 866-788-0538. International participants should dial 857-350-1676. The participant pass code is 78795561. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp, and the webcast will be available through January 5, 2009. A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 47130664. The telephone replay will be available through December 19, 2008.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free® Advanced, the level of customer and consumer acceptance of MegaRed, the inability to gain or maintain market distribution for MegaRed, the inability to successfully implement marketing and spending programs behind our Move Free, MegaRed and other branded products, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China), the mix between branded and private label products, the inability to grow and/or maintain branded and private label sales, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government or administrative regulatory action in the United States and internationally, including challenges to marketing, advertising or product claims, the inability to comply with or maintain new good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding nutritional supplements and/or their ingredients, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov). These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2008	2007	2008	2007

Net sales	$47,293	$39,535	$95,083	$80,262
Cost of goods sold	29,690	22,974	59,602	47,280

Gross profit	17,603	16,561	35,481	32,982
Operating expenses:
Selling and marketing	8,412	6,737	16,545	13,493
Other operating expenses	4,729	5,697	9,455	13,510
Total operating expenses(1)	13,141	12,434	26,000	27,003

Income from operations	4,462	4,127	9,481	5,979
Other income, net	260	401	539	1,199

Income before income taxes	4,722	4,528	10,020	7,178
Income tax expense	1,810	1,725	3,859	2,727

Net income	$2,912	$2,803	$6,161	$4,451

Weighted average common shares outstanding - diluted	28,629	27,728	28,649	27,480

Net income per share - diluted	$0.10	$0.10	$0.22	$0.16

(1)
In association with declaration of a special dividend, the three and six months ended November 30, 2007, respectively, includes $657 and $3,660 compensation charge associated with dividend equivalents paid or payable on stock options and certain restricted stock units.

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	November 30,	May 31,
	2008	2008
	(unaudited)

Cash and cash equivalents	$44,580	$45,979
Available-for-sale securities	673	3,298
Receivables, net	23,076	22,536
Inventories	41,757	29,233
Other current assets	4,690	3,709

Total current assets	114,776	104,755

Property and equipment, net	13,276	13,567

Other assets, net	6,066	6,164

Total assets	$134,118	$124,486

Current liabilities	$27,156	$23,274

Long-term liabilities	1,739	1,725

Stockholders’ equity	105,223	99,487

Total liabilities & stockholders’ equity	$134,118	$124,486

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